Exhibit 4.4

CITIGROUP FUNDING INC.,
as Guarantor

CITIGROUP INC.,

and

U.S. BANK NATIONAL ASSOCIATION,
as Certificate Guarantee Trustee

First Supplement to each of the following agreements:

Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2007-4
dated as of November 27, 2007
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-1
dated as of February 28, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-2
dated as of June 27, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-3
dated as of August 28, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-4
dated as of September 29, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-5
dated as of October 29, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2008-6
dated as of November 26, 2008
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2009-1
dated as of March 27, 2009
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2009-2
dated as of April 29, 2009
Principal-Protected Trust Certificates Guarantee Agreement Safety First Trust 2009-3
dated as of June 29, 2009
(each, a “Guarantee Agreement” and collectively, the “Guarantee Agreements”)

Dated December 20, 2012

FIRST SUPPLEMENT TO THE GUARANTEE AGREEMENTS, dated December 20, 2012 (this “First Supplement to the Guarantee Agreements”), among CITIGROUP FUNDING INC., a Delaware corporation (the “Guarantor”), CITIGROUP INC., a Delaware corporation (“Citigroup”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Certificate Guarantee Trustee”) under the Guarantee Agreements.

RECITALS:

WHEREAS, Citigroup has executed and filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, pursuant to Section 253 of the Delaware General Corporation Law, merging the Guarantor with and into Citigroup effective at 11:58p.m. (local time in Wilmington, Delaware) on December 31, 2012 (the “Time of Merger”); and

WHEREAS, at the Time of Merger, Citigroup will be the continuing entity; and

WHEREAS, pursuant to Section 10.3 of each Guarantee Agreement, at the Time of Merger and the simultaneous assumption of the Guarantor’s obligations under the Guarantee Agreements (as described herein), Citigroup is not in default in the performance of any covenant or condition of any of the Guarantee Agreements; and

WHEREAS, pursuant to Section 2.5 of each Guarantee Agreement, each of the Guarantor and Citigroup has delivered to the Certificate Guarantee Trustee an Officers’ Certificate, and Citigroup had delivered an Opinion of Counsel, each to the effect that all conditions precedent provided for in the Guarantee Agreements relating to the Certificate Guarantee Trustee’s execution and delivery of this First Supplement to the Guarantee Agreements have been complied with; and

WHEREAS, the Guarantor and Citigroup have requested that the Certificate Guarantee Trustee execute and deliver this First Supplement to the Guarantee Agreements and satisfy all requirements necessary to make this First Supplement to the Guarantee Agreements a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this First Supplement to the Guarantee Agreements enforceable in accordance with its terms, and the execution and delivery of this First Supplement to the Guarantee Agreements has been duly authorized in all respects;

NOW, THEREFORE, the Guarantor, Citigroup and the Certificate Guarantee Trustee agree as follows:

ARTICLE I

DEFINITIONS; GENERAL

Section 1.1 Definition of Terms.

Unless the context otherwise requires (including for purposes of the Recitals):

2

(a) a term defined in the applicable Guarantee Agreement has the same meaning when used in this First Supplement to the Guarantee Agreements unless otherwise specified herein;

(b) a term defined anywhere in this First Supplement to the Guarantee Agreements has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

Section 1.2 General. The terms of this First Supplement to the Guarantee Agreements shall apply to every series of Certificates guaranteed under the Guarantee Agreements and Outstanding at the Time of Merger.

Section 1.3 Effectiveness. The provisions of this First Supplement to the Guarantee Agreements shall take effect, without any further action by the Guarantor, Citigroup or the Certificate Guarantee Trustee, at the Time of Merger.

ARTICLE II

ASSUMPTION OF OBLIGATIONS, RIGHTS AND POWERS BY CITIGROUP

Section 2.1 Assumption of Obligations. Pursuant to Section 10.3(a) of each Guarantee Agreement, Citigroup expressly assumes by this First Supplement to the Guarantee Agreements the full, irrevocable and unconditional guarantee of the payments of the Guarantee Payments when due, and the performance and observance of all other obligations of the Guarantor to the Holders and the Certificate Guarantee Trustee under each Guarantee Agreement.

Section 2.2 Assumption of Rights and Powers. Pursuant to Section 10.3(b) of each Guarantee Agreement, Citigroup shall hereby succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under each Guarantee Agreement with the same effect as if Citigroup had been named as the Guarantor in each Guarantee Agreement.

ARTICLE III

RELIEF OF OBLIGATIONS OF THE GUARANTOR

Section 3.1 Relief of Obligations. Pursuant to Section 10.3(b) of each Guarantee Agreement, the Guarantor hereby shall be relieved of all obligations and covenants under each Guarantee Agreement and the related Certificates.

3

ARTICLE IV

MISCELLANEOUS

Section 4.1 Certificate Guarantee Trustee. The Certificate Guarantee Trustee accepts the trusts created by this First Supplement to the Guarantee Agreements upon the terms and conditions set forth in the Guarantee Agreements. The Certificate Guarantee Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Supplement to the Guarantee Agreements or the due execution hereof by the Guarantor or Citigroup and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made only by the Guarantor and Citigroup.

Section 4.2 Ratification. Each Guarantee Agreement, as amended by this First Supplement to the Guarantee Agreements, is in all respects ratified and confirmed, and this First Supplement to the Guarantee Agreements shall be deemed part of each Guarantee Agreement in the manner and to the extent herein and therein provided.

Section 4.3 Counterparts. This First Supplement to the Guarantee Agreements may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

4

IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to the Guarantee Agreements to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written to take effect at the Time of Merger.

CITIGROUP FUNDING INC.

By: /s/ LeRoy Davis
Name: LeRoy Davis
Title: Executive Vice President

First Supplement to the Guarantee Agreements	5

CITIGROUP INC.

By: /s/ Joseph Bonocore
Name: Joseph Bonocore
Title: Deputy Treasurer

First Supplement to the Guarantee Agreements	6

U.S. BANK NATIONAL ASSOCIATION,
as Certificate Guarantee Trustee

By: /s/ William Hall
Name: William Hall
Title: Vice President

First Supplement to the Guarantee Agreements	7